Exhibit 23.1

February 17, 2009

Consent of Independent Appraisal Firm

We hereby consent to the reference to Willamette Management Associates and to the incorporation of information contained in our Summary Appraisal Report, dated January 12, 2009 in the Quarterly Report on Form 10-Q of The PBSJ Corporation for the quarter ended December 31, 2008, to which this consent is an exhibit.

Yours very truly,

Willamette Management Associates
Malcolm R. Hartman, Principal